Exhibit 99.1

CONTACTS:	Dennis M. Oates	Ross C. Wilkin	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS THIRD QUARTER 2015 RESULTS IN LINE WITH PRELIMINARY FORECAST

•	Third Quarter Net Sales Are $43.4 Million; Premium Alloy Sales Increased 33.7% From 2014

•	Net Loss Totals $2.41 per Diluted Share; Net Loss Is $0.22 per Diluted Share Excluding Previously Reported Third Quarter Charges Noted Below

•	Quarter-End Backlog Is $39.0 Million

•	Total Debt Reduced by $10.1 Million

BRIDGEVILLE, PA, October 28, 2015 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported results for the third quarter of 2015 in line with its announcement of preliminary results on October 16.

Net sales for the third quarter of 2015 were $43.4 million, compared with $53.6 million in the third quarter of 2014, and $49.6 million in the second quarter of 2015. Sales of premium alloys totaled $4.4 million, or 10.2% of net sales, in the third quarter of 2015, an increase of 33.7% from the third quarter of 2014, and up 4.0% from the second quarter of 2015.

For the first nine months of 2015, net sales were $149.0 million compared with $152.6 million in the same period of 2014. Premium alloy sales in the first nine months of 2015 rose 33.6% to $13.7 million, compared with the first nine months of 2014. The Company’s backlog (before surcharges) at September 30, 2015 was $39.0 million compared with $48.9 million at the end of the second quarter of 2015.

The Company’s gross margin for the third quarter of 2015 was a negative $0.4 million, or a negative 0.9% of net sales, and included before-tax charges of $3.5 million associated with temporarily idling plant capacity, non-cash inventory write-downs, costs for reducing hourly and salary workforce, and costs associated with an unauthorized substitution by a vendor of a critical supply part for the melting process. Excluding these pre-tax charges, the gross margin for the third quarter of 2015 was $3.1 million, or 7.1% of total sales, compared with $8.6 million, or 16.1% of net sales, in the third quarter of 2014, and $5.2 million, or 10.5% of net sales, in the second quarter of 2015. The Company’s gross margin in 2015 has been negatively impacted by the sustained misalignment of material cost of product shipped with surcharges due to the decline in commodity prices. Gross margins have also been negatively impacted by lower activity levels.

The Company previously reported that it is recording after-tax non-cash intangible write-off charges of $13.2 million, or $1.87 per diluted share, in the third quarter of 2015, primarily for goodwill impairment. The decline in the Company’s stock price since June 2015 caused the Company’s market capitalization to fall sufficiently below book value to necessitate an interim goodwill impairment review under generally accepted accounting principles. The impairment charge fully eliminates the $20.3 million goodwill from the balance sheet.

While the non-cash goodwill impairment charge negatively impacted reported earnings for the third quarter of 2015, it has not affected the Company’s cash balances, liquidity position, cash flow from operations, or tangible book value, which totaled $188.2 million, or $26.62 per diluted share, at September 30, 2015.

For the third quarter of 2015, the Company recorded a net loss of $17.0 million, or $2.41 per diluted share, including the after-tax non-cash intangible write-off charges as well as after-tax charges of $2.3 million, or $0.32 per diluted share, for the items mentioned previously. Excluding all the above charges, which collectively totaled $15.5 million, after tax, or $2.19 per diluted share, the loss for the third quarter of 2015 was $1.5 million, or $0.22 per diluted share.

In the third quarter of 2014, net income was $1.4 million, or $0.20 per diluted share. The net loss in the second quarter of 2015 was $0.4 million, or $0.05 per diluted share.

For the first nine months of 2015, the net loss was $17.3 million, or $2.45 per diluted share. Excluding all aforementioned charges in the third quarter of 2015, the net loss for the first nine months of 2015 was $1.8 million, or $0.25 per diluted share, compared with net income of $2.3 million, or $0.33 per diluted share, in the first nine months of 2014.

For the third quarter of 2015, the Company reduced debt by $10.1 million to $82.6 million through aggressive management of working capital and tight operating spending controls. In addition, during the third quarter the Company generated cash from operating activities of $12.7 million. Capital expenditures were $2.6 million.

On October 23, 2015, the Company finalized an amendment to its existing credit facility which amended the credit facility’s covenants to allow for improved flexibility to support the need to increase working capital as business trends improve. Also, given the pending expiration of the existing bank facility in March, 2017 the Company is in advanced discussions with the banks about putting in place a new facility by the first quarter of 2016.

Chairman, President and CEO Dennis Oates commented: “Generating positive cash flow was a key focus in the third quarter as we continued to face exceptionally difficult industry conditions, precipitated by customer destocking and the severe drop in commodity prices. We took strong action to reduce working capital and spending in the third quarter, and we were able to exceed our internal cash flow targets.

“As a result, we are in a stronger position to respond to the current uncertain environment. Our debt reduction and recently amended debt agreement have increased our liquidity and flexibility going forward.

“As we move through the balance of this year and beyond, we are focused on generating positive cash flow and returning the company to profitability while pressing forward with our strategy to move to higher value premium alloys.”

Webcast

The Company has scheduled a conference call for today, October 28, at 10:00 a.m. (Eastern) to discuss third quarter 2015 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2015.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net Sales
Stainless steel	$32,627	$41,561	$113,980	$120,233
High-strength low alloy steel	3,838	4,541	13,270	11,787
Tool steel	4,240	4,254	13,133	11,315
High-temperature alloy steel	1,512	1,555	4,981	4,570
Conversion services and other sales	1,154	1,715	3,600	4,697

Total net sales	43,371	53,626	148,964	152,602

Cost of products sold	43,781	44,983	138,478	129,489

Gross margin	(410)	8,643	10,486	23,113

Selling, general and administrative expenses	5,218	5,520	14,873	15,317
Goodwill impairment	20,268	—	20,268	—

Operating (loss) income	(25,896)	3,123	(24,655)	7,796

Interest expense	(586)	(789)	(1,813)	(2,370)
Deferred financing amortization	(47)	(160)	(367)	(484)
Other expense, net	(55)	(4)	(88)	(1)

(Loss) income before income taxes	(26,584)	2,170	(26,923)	4,941

(Benefit) provision for income taxes	(9,539)	775	(9,647)	2,596

Net (loss) income	$(17,045)	$1,395	$(17,276)	$2,345

Net (loss) income per common share - Basic	$(2.41)	$0.20	$(2.45)	$0.33

Net (loss) income per common share - Diluted	$(2.41)	$0.20	$(2.45)	$0.33

Weighted average shares of common stock outstanding
Basic	7,070,924	7,039,823	7,062,373	7,028,658
Diluted	7,070,924	7,539,291	7,062,373	7,114,121

MARKET SEGMENT INFORMATION

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net Sales
Service centers	$30,153	$36,897	$101,957	$100,659
Forgers	4,664	6,257	12,452	19,719
Rerollers	2,868	5,405	13,687	16,257
Original equipment manufacturers	4,532	3,352	17,268	11,270
Conversion services and other sales	1,154	1,715	3,600	4,697

Total net sales	$43,371	$53,626	$148,964	$152,602

Tons shipped	7,622	10,216	26,423	29,461

MELT TYPE INFORMATION

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net Sales
Specialty alloys	$37,801	$48,608	$131,664	$137,648
Premium alloys *	4,416	3,303	13,700	10,257
Conversion services and other sales	1,154	1,715	3,600	4,697

Total net sales	$43,371	$53,626	$148,964	$152,602

END MARKET INFORMATION **

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net Sales
Aerospace	$28,036	$31,972	$92,176	$88,869
Power generation	3,817	5,710	16,215	17,677
Oil & gas	2,782	5,121	12,996	14,776
Heavy equipment	4,057	4,672	13,024	12,328
General industrial, conversion services and other sales	4,679	6,151	14,553	18,952

Total net sales	$43,371	$53,626	$148,964	$152,602

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers/processors rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
Assets

Cash	$406	$142
Accounts receivable, net	23,179	29,057
Inventory, net	88,341	101,070
Deferred income taxes	5,213	9,683
Other current assets	2,825	2,681

Total current assets	119,964	142,633
Property, plant and equipment, net	196,474	199,795
Goodwill	—	20,268
Other long-term assets	912	1,861

Total assets	$317,350	$364,557

Liabilities and Stockholders’ Equity

Accounts payable	$13,638	$25,009
Accrued employment costs	3,774	6,011
Current portion of long-term debt	3,000	3,000
Other current liabilities	1,001	861

Total current liabilities	21,413	34,881
Long-term debt	79,600	83,875
Deferred income taxes	28,053	42,108
Other long-term liabilities	56	63

Total liabilities	129,122	160,927
Stockholders’ equity	188,228	203,630

Total liabilities and stockholders’ equity	$317,350	$364,557

CONSOLIDATED STATEMENTS OF CASH FLOW

	Nine months ended September 30,
	2015	2014
Operating activities:
Net (loss) income	$(17,276)	$2,345
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,109	13,026
Deferred income tax	(9,585)	2,310
Share-based compensation expense	1,487	1,564
Goodwill impairment	20,268	—
Changes in assets and liabilities:
Accounts receivable, net	5,878	(12,079)
Inventory, net	11,288	(12,440)
Accounts payable	(11,371)	6,541
Accrued employment costs	(2,237)	2,277
Income taxes	(226)	246
Other, net	213	482

Net cash provided by operating activities	12,548	4,272

Investing activity:
Capital expenditures	(8,397)	(6,077)

Net cash used in investing activity	(8,397)	(6,077)

Financing activities:
Borrowings under revolving credit facility	76,898	82,416
Payments on revolving credit facility	(78,923)	(78,871)
Payments on term loan facility	(2,250)	(2,250)
Proceeds from the issuance of common stock	388	908

Net cash (used in) provided by financing activities	(3,887)	2,203

Net increase in cash	264	398
Cash at beginning of period	142	307

Cash at end of period	$406	$705